Exhibit 15.12

Consent of Independent Consultant

We consent to the reference to our firm in the form and context in which it appears in this Annual Report on Form 20-F of CNOOC Limited for the year ended December 31, 2015, herein, and to the incorporation by reference in any related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

McDANIEL & ASSOCIATES CONSULTANTS LTD.

By:	/s/ P. A. Welch
Name: P. A. Welch, P. Eng.
Title: President & Managing Director

McDaniel & Associates Consultants Ltd.

2200, Bow Valley Square 3,

255 - 5 Avenue S.W. Calgary, Alberta,

T2P 3G6 Canada

March 31, 2016

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6	Tel: (403) 262-5506	Fax: (403) 233-2744	www.mcdan.com